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                                                                   Exhibit 10

                              EMPLOYMENT AGREEMENT

         This Agreement is entered into this 15th day of February, 2005 by and between PDG ENVIRONMENTAL, INC., a Delaware corporation (hereinafter referred to as the "Company"), and JOHN C. REGAN (hereinafter referred to as "Executive") under the following terms and conditions:

                                    RECITALS:

         WHEREAS, the Company and Executive desire to set forth the terms and conditions on which (i) the Company shall employ Executive, (ii) Executive shall render services to the Company, and (iii) the Company shall compensate Executive for such services; and

         WHEREAS, in connection with the employment of Executive by the Company, the Company desires to restrict Executive's rights to compete with the business of the Company;

         NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

         1. EMPLOYMENT.

         The Company hereby employs Executive and Executive hereby accepts employment with the Company upon the terms and conditions hereinafter set forth.

         2. TERM.

                  2.1 The term of this Agreement (the "Term") shall be for a three year period commencing on the Effective Date (as defined in Subsection 2.3 below) of this Agreement, subject, however, to termination as provided herein in Sections 6 and 7 below.

                  2.2 Each year, prior to the anniversary date, the company and executive shall meet to determine any additional compensation, if any, for the remaining contract term.

                  2.3 The effective date of this Agreement shall be March 15, 2004 (the "Effective Date").

         3. COMPENSATION.

                  3.1 For all services rendered by Executive under this Agreement, the Company shall pay or cause one or more of its subsidiaries to pay Executive during the term hereof a salary at the rate of Two Hundred Fifty Thousand Dollars ($250,000) per year. The Company shall pay such compensation to Executive monthly in accordance with its standard practice for payment of compensation to its employees.

                  3.2 Executive shall be entitled to periodic cash bonuses in addition to stock bonuses in accordance with the PDG Environmental, Inc. stock option and incentive plans now


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in effect or hereafter adopted, any other incentive bonus plans or other forms of compensation, at the discretion of the Company's Board of Directors, dependent upon Employee's performance. Executive shall be entitled to participate in the Company's 401(k) plan, if available.

                  3.3 Executive shall be entitled to normal benefits for all PDG Environmental, Inc. employees, plus additional benefits currently in place, including but not limited to, the following:

                           (a)      Use of a company vehicle;
                           (b)      Club memberships;
                           (c)      Supplemental life and disability insurance;
                           (d) Temporary living expenses at branch office location that require executives presence for longer periods of time than customary office visits;
                           (e) Initiation fees for club memberships that are deemed necessary for high level business and corporate development;
                           (f) Professional financial planning and tax return preparation; and
                           (g)      Annual Comprehensive Physical Examination.

                  3.4 All compensation shall be subject to customary withholding tax and other employment taxes as are required with respect to compensation paid by a corporation to an employee.

                  3.5 In order to provide proper incentives to those officers engaged in creating shareholder value in the Company, the Company recognizes that it must institute incentive bonus programs from time to time. For the fiscal years 2005 and 2006, the Compensation Committee has approved an incentive bonus program as follows:

                           3.5.1 Incentive Bonus Program. For the fiscal years
2005 and 2006, the Board of Directors has set certain major objectives for the Executive. The objectives are keeping the Company properly capitalized for growth, and respecting the public market participation in the Company to ensure that gains made by the Company are recognized by its public ownership and reflected in its share price. In addition, the Executive is expected to grow revenues in areas other than asbestos abatement and Executive is expected to assist the Board in succession planning as it relates to his position as CEO of the Company. To the extent that these objectives are achieved, the Executive shall be entitled to a minimum of twenty percent (20%) of his base salary to a maximum of one hundred percent (100%) of base salary. In addition, the Company may consider to redeem a portion of the Executive's shares, at market, from the Executive not to exceed 8% annually of his holdings if it determines that the objectives are achieved and there exists unencumbered cash with which to do so. The Company may also permit the Executive to be a selling shareholder for a portion of his shares in the event that the Company undertakes a recapitalization that involves the sale of the Common Stock of the Company. In the alternative, the Company may consider redeeming a portion of the Executives Common Stock with the proceeds of the sale of Common Stock by the Company.


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                           It is expected that the foregoing bonuses will be
earned in fiscal 2005, if the price of the Company's shares (adjusted for changes involving stock splits, forward and reverse) traded at or above $1.20 (on average) for 30 or more trading days in such fiscal year. It is expected that the Board of Directors will provide additional bonus incentives for years subsequent to 2005, provided that for the life of the contract there will always be at least a minimum incentive bonus of twenty percent (20%) of base salary, payable in April of each year, depending upon the extent to which Board objectives are achieved. It is expected that the bonuses will be earned in fiscal 2006, if the price of the Company's shares (adjusted for changes involving stock splits, forward and reverse) traded at or above $2.00 (on average) for 30 or more trading days in such fiscal year.

                  3.6 Signing Bonus. Executive shall receive as of the executed date hereof 250,000 incentive stock options to be exercisable at the price equal to the price of the Company's shares on such signing date.

         4. DUTIES AND RESPONSIBILITIES.

                  4.1 Executive shall, during the Term of this Agreement unless otherwise agreed by management, devote his full attention and expend his best efforts, energies, and skills on a full-time basis, to the business of the Company and any corporation controlled by the Company (each, a "Subsidiary"). The Company acknowledges that Executive may from time to time be engaged in other business activities separate from and outside the scope of the business of the Company. The Company agrees that the devotion of reasonable amounts of time to such other business activities will not violate the terms of this Agreement on the conditions that (i) such activities are not corporate opportunities of the Company; and (ii) such activities do not interfere with the performance of Executive's duties hereunder. For purposes of this Agreement, the term the "Company" shall mean the Company and all Subsidiaries. Executive shall be headquarter in the Pittsburgh, Pennsylvania area.

                  4.2 During the Term of this Agreement, Executive shall serve as the Chairman and Chief Executive Officer of the Company or in such other capacities as determined by the Board of Directors or its Executive Committee except as provided for under Subsection 7.1. In the performance of all of his responsibilities hereunder, Executive shall be subject to all of the Company's policies, rules, and regulations applicable to its executive of comparable status and shall report directly to, and shall be subject to, the direction and control of the Executive Committee of the Company and shall perform such duties as shall be assigned to him by the Board of Directors or the Executive Committee. In performing such duties, Executive will be subject to and abide by, and will use his best efforts to cause other employees of the Company to be subject to and abide by, all policies and procedures developed by the Executive Committee or senior management of the Company.

                  4.3 To induce the Company to enter into this Agreement, Executive represents and warrants to the Company that (i) Executive is not a party or subject to any employment agreement or arrangement with other person, firm, company, corporation or other business entity, (ii) Executive is subject to no restraint, limitation or restriction by virtue of any law or


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rule of law or otherwise which would impair Executive's right or ability (a) to enter the employ of the Company, or (b) to perform fully his duties and obligations pursuant to this Agreement.

         5. RESTRICTIVE COVENANTS.

                  5.1 Executive acknowledges that (i) he has a major responsibility for the operation, administration, development and growth of the Company's business, (ii) the Company's business has become national in scope,
(iii) his work for the Company has brought him and will continue to bring him into close contact with confidential information of the Company and its customers, and (iv) the agreements and covenants contained in this Subsection
5.1 are essential to protect the business interests of the Company and that the Company will not enter into this Agreement but for such agreements and covenants. Accordingly, Executive covenants and agrees as follows:

                           5.1.1 Except as otherwise provided for in this
Agreement, during the Term of this Agreement Executive shall not, directly or indirectly, compete with respect to any services or products of the Company which are either offered or are being developed by the Company as of the date of termination; or, without limiting the generality of the foregoing, by or become, or agree to be or become, interested in or associated with, in any capacity (whether as a partner, shareholder, owner, officer, director, Executive, principal, agent, creditor, trustee, consultant, co-venturer or otherwise) any individual, corporation, firm, association, partnership, joint venture or other business entity, which competes with respect to any services or products of the Company which are either offered or are being developed by the Company as of the date of termination; provided, however, that Executive may own, solely as an investment, not more than one percent (1%) of any class of securities of any publicly held corporation in competition with the Company whose securities are traded on any national securities exchange in the United States of America.

                           5.1.2 During the Term of this Agreement and, so long
as Executive is receiving compensation hereunder ("Termination Period"), Executive shall not, directly or indirectly, (i) induce or attempt to influence any employee of the Company to leave its employ, (ii) aid or agree to aid any competitor, customer or supplier of the Company in any attempt to hire any person who shall have been employed by the Company within the one (1) year period preceding such requested aid, or (iii) induce or attempt to influence any person or business entity who was a customer or supplier of the Company during any portion of said period to transact business with a competitor of the Company in Company's business.

                           5.1.3 During the Term of this Agreement, the
Termination Period and any time thereafter, Executive shall not disclose to anyone any information about the confidential or proprietary affairs of the Company, including, without limitation, trade secrets, trade "know-how", inventions, customer lists, business plans, operational methods, pricing policies, marketing plans, sales plans, identity of suppliers or customers, sales, profits or other financial information, which is confidential to the Company or is not generally known in the relevant trade, nor shall Executive make use of any such information for his own benefit.


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                  5.2 If Executive breaches Subsection 5.1 (the "Restrictive
Covenants"), the Company shall have the following rights and remedies, each of which shall be enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.

                           5.2.1 Executive acknowledges and agrees that in the
event of a violation or threatened violation of any of the provisions of Subsection 5.1.1, the Company shall have no adequate remedy at law and shall therefore be entitled to enforce each such provision by temporary or permanent injunctive or mandatory relief obtained in any court of competent jurisdiction without the necessity or proving damages, posting any bond or other security, and without prejudice to any other rights and remedies which may be available at law or in equity.

                  5.3 If any of the Restrictive Covenants, or any part thereof, is held to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid or unenforceable portions. Without limiting the generality of the foregoing, if any of the Restrictive Covenants, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties hereto agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, such provision shall then be enforceable.

                  5.4 The parties hereto intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Restrictive Covenants. In the event that the courts of any one or more of such jurisdictions shall hold such Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company's right of the relief provided above in the courts of any other jurisdictions within the geographical scope of such Restrictive Covenants, as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

         6. TERMINATION.

                  6.1 The basic three-year term shall automatically be renewed each year on the anniversary date of this Agreement, unless the Company elects to terminate the Agreement. Upon election to terminate the Agreement, the Company may exercise two options.

                           (i) it may ask Executive to leave the day-to-day
employ of the Company and remain as a consultant; or

                           (ii) sever all relationships with the Company
whatsoever.

                  In either case, the Executive shall be entitled to compensation, as defined in Sections 3.1 (base salary) and 3.3(c) (life and disability insurance), and medical insurance coverage for a period of 3 years after termination.


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                  6.2 The Company also may terminate Executive's employment
under this Agreement at any time for Cause. "Cause" shall exist for such termination if Executive (i) is adjudicated guilty of illegal activities involving moral turpitude by a court of competent jurisdiction, (ii) commits any act of fraud or intentional misrepresentation intended to harm the Company,
(iii) has engaged in serious misconduct, which conduct has, or would, if generally known, materially adversely affect the good will or reputation of the Company and which conduct Executive has not cured or altered within ten (10) days following written notice by the Board to Executive regarding such conduct,
(iv) is in material breach under this Agreement, or (v) Executive habitually fails to perform the duties and responsibilities of his employment as set forth in Section 4 of this Agreement or as may be assigned or delegated to him from time to time by the Company, the Board, or the Executive Committee of the Board, and, with regard to grounds (iv) and (v) the Board has given Executive thirty
(30) days written notice of the grounds for the termination and the conduct required by Executive to cure such failure, with such conduct outlined with reasonable specificity, and Executive has not cured such failure, within the thirty (30) day period provided in the written notice to Executive.

                  6.3 If the Company terminates Executive's employment under this Agreement pursuant to the provisions of Subsections 6.2, Executive shall receive only six months severance pay, as defined in Sections 3.1 (base salary) and 3.3(c) (life and disability insurance) and medical insurance coverage generally available to employees of the Company.

                  6.4 If Executive's employment with the Company is terminated due to the death or permanent disability of Executive, the spouse of the Executive, the estate of Executive or the Executive, as the case may be, shall continue to receive compensation as determined in Section 7 below.

                  6.5 If Executive's employment with the Company is terminated as the result of Executive's purely voluntary resignation for reasons other than those set forth in Section 7 below, Executive shall not be entitled to compensation after the effective date of such resignation. For purposes of this subsection 6.5, a voluntary termination does not include termination initiated by the Executive in such circumstances as an unfavorable change in his duties and responsibilities or reporting responsibilities, the requirement that the Company or his primary office be located outside the greater Pittsburgh area, or a reduction in base salary proposed by the Board. A termination of the nature described in the preceding sentence shall be considered a termination by the Board of Directors of the Company without "Cause" for purposes of this Agreement.

                  6.6 If Executive's employment ceases for any reason, other than pursuant to 6.2(ii), then Executive will be forgiven any amounts owing by him to Company on the date of such termination.

         7. TERMINATION COMPENSATION.

                  7.1 Compensation as defined in Sections 3.1 (base salary) and 3.3(c) (life and disability insurance and medical insurance) above shall continue for a period of three (3) years following the date of termination in the event: (i) Executive is requested to resign pursuant to



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Section 6.1; (ii) the death of Executive, said amount being paid to his spouse or estate as the case may be; (iii) inability to discharge his responsibilities due to health or a disability in which case, after six months of such a condition, the Board may cancel the contract pursuant to paragraph 6.1 (i.e., the severence benefits); or (iv) the Executive resigns within 1 year of a substantial change in ownership or Board membership as defined below.

                  7.2 A substantial change in ownership shall mean: (i) the sale of over 50% of the corporation's assets, or (ii) the replacement or change of over 65% of the Board in one fiscal year.

                  7.3 In the event Executive is requested to resign, employment is terminated for any reason by the Company, including termination under Sections 5 or 6 or in the event Executive voluntarily resigns as a result of any of the events set forth in Section 7.1 above, then, and in any of such events, all of the Executive's rights under the Company's Stock Option and Incentive Plan and all other incentive bonus plans shall fully and completely vest upon the date of such termination and any early termination provisions provided for in such plans shall not apply to rights or options granted to Executive.

         8. EXPENSES.

                  8.1 Executive shall be entitled to reimbursement of all reasonable expenses actually incurred in the course of his employment. Executive shall submit to the Company a standardized expense report form, provided by the Company, and shall attach thereto receipts for all expenditures. Expenses shall include housing, automobile expenses, and travel.

                  8.2 The Company shall reimburse Executive within fifteen (15) days after submission by Executive of his expense report.

         9. THE COMPANY'S AUTHORITY.

                  Executive agrees to observe and comply with the reasonable rules and regulations of the Company as adopted by the Company's Board of Directors, either orally or in writing, respecting performances of his duties and to carry out and perform orders, directions, and policies stated by the Board of Directors, to him from time to time, either orally or in writing.

         10. PAID VACATION; SICK LEAVE; INSURANCE.

                  10.1 Executive shall be entitled to a paid vacation each year equal to not less than six (6) weeks per year in addition to the paid holidays on which the Company's offices are closed pursuant to Company policy relating to paid holidays.

                  10.2 Executive shall be entitled to reasonable periods of paid sick leave during the Term of the Agreement in accordance with the Company's policy regarding such sick leave.

                  10.3 The Company shall provide Executive, at the Company's expense, participation in group medical, accident and health insurance, and life insurance plans of the


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Company as may be provided by the Company from time to time to Company executives of comparable status, subject to, and to the extent that, Executive is eligible under such benefit plans in accordance with their respective terms.

         11. LEGAL DEFENSE; AND INDEMNIFICATION.

                  The Company acknowledges that the environmental services industry is a highly litigious industry whereby many regulatory fines, penalties and third-party suits are directed at the individuals involved in ownership and operations. The Company agrees to pay all legal fees, judgments, awards, bonds, fines, penalties and costs related to the defense and outcome whereby Executive was acting in his corporate capacity. The Company acknowledges that from time to time the Executive becomes contingently liable for obligations of the Company. The Company will make whole the Executive in case such contingent obligations becomes direct. Also, in the event that Executive leaves the employ of the Company for any reason, the Company will use its best efforts to remove the Executive from such liabilities, whether contingent or direct.

         12. MISCELLANEOUS.

                  12.1 The Company may, from time to time, apply for and take out, in its own name and at its own expense, life, health, accident, disability or other insurance upon Executive in any sum or sums that it may deem necessary to protect its interests, and Executive agrees to aid and cooperate in all reasonable respects with the Company in procuring any and all such insurance, including without limitation, submitting to the usual and customary medical examinations, and by filling out, executing and delivering such applications and other instruments in writing as may be reasonably required by an insurance company or companies to which an application or applications for such insurance may be made by or for the Company.

                  12.2 This Agreement is a personal contract, and the rights and interests of Executive hereunder may not be sold, transferred, assigned, pledged or hypothecated except as otherwise expressly permitted by the provisions of this Agreement. Executive shall not under any circumstances have any option or right to require payment hereunder otherwise than in accordance with the terms hereof. Except as otherwise expressly provided herein, Executive shall not have any power of anticipation, alienation or assignment of payments contemplated hereunder, and all rights and benefits of Executive shall be for the sole personal benefit of Executive, and no other person shall acquire any right, title or interest hereunder by reason of any sale, assignment, transfer, claim or judgment or bankruptcy proceedings against Executive; provided, however, that in the event of Executive's death, Executive's estate, legal representative or beneficiaries (as the case may be) shall have the right to receive all of the benefit that accrued to Executive pursuant to, and in accordance with, the terms of this Agreement.

                  12.3 The Company shall have the right to assign this Agreement to any successor of substantially all of its business or assets, and any such successor and Executive shall be bound by all of the provisions hereof.



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         13. NOTICES.

                  All notices, requests, demands and other communications provided for by this Agreement shall be in writing and (unless otherwise specifically provided herein) shall be deemed to have been given three (3) days after having been mailed in any general or branch United States Post office, enclosed in a registered or certified postpaid envelope, addressed to the parties stated below or to such changed address as such party may have fixed by notice:

               TO THE COMPANY:  PDG Environmental, Inc.
                                1386 Beulah Road, Building 801
                                Pittsburgh, PA 15235


                      COPY TO:  James D. Chiafullo, Esq.
                                Cohen & Grigsby, P.C.
                                11 Stanwix Street, 15th Floor
                                Pittsburgh, PA 15222

                    EXECUTIVE:  John C. Regan
                                482 Hillside Avenue
                                Monroeville, PA 15146

         14. ENTIRE AGREEMENT.

                  This Agreement supersedes any and all Agreements, whether oral or written, between the parties hereto, with respect to the employment of Executive by the Company and contains all of the covenants and Agreements between the parties with respect to the rendering of such services in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise with respect to such employment not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is writing and signed by the parties hereto.

         15. PARTIAL INVALIDITY.

                  If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

         16. ARBITRATION.

                  Except with respect to paragraphs 5.3 and 5.4 which issues are reserved for the court, any dispute regarding the negotiations leading up to the execution of this Release and/or the interpretation or application of this Agreement or the alleged breach hereof, or any act which allegedly has, or would, violate any provision of this Agreement must be submitted to arbitration



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before a neutral arbitrator. The arbitration shall be conducted in accordance with the rules of American Arbitration Association. A written demand for arbitration pursuant to Section 638 of the Code of Civil Procedure must be made within sixty (60) days of the alleged breach. The results of arbitration will be the exclusive, final and binding remedy for such claim or dispute.

         17. GOVERNING LAW.

                  This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

         18. BINDING NATURE.

                  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective representatives, heirs, successors and assigns.

         19. WAIVER.

                  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

         20. CORPORATE APPROVALS.

                  The Company represents and warrants that the execution of this Agreement by its corporate officer named below has been duly authorized by the Board of Directors of the Company, is not in conflict with any Bylaw or other agreement and will be a binding obligation of the Company, enforceable in accordance with its terms.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above written.

THE COMPANY:
PDG ENVIRONMENTAL, INC.

                              By:   Edwin Kilpela


                                    /s/ Edwin Kilpela
                                    ------------------------
                                    Member of Board of Directors and
                                    Compensation Committee Chairman

         EXECUTIVE:

                                    /s/ John C. Regan
                                    ------------------------
                                    John C. Regan



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